Exhibit (e)(23) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

Exhibit HH

to the

Distributor’s Contract

FEDERATED INCOME SECURITIES TRUST

Federated Capital Income Fund

Federated Fund for U.S. Government Securities

Federated Muni and Stock Advantage Fund

Class T Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated December 3, 1991, between Federated Income Securities Trust (the “Trust”) and Federated Securities Corp. (“FSC”) with respect to the Class T Shares of Federated Capital Income Fund, Federated Fund for U.S. Government Securities and Federated Muni and Stock Advantage Fund set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated December 3, 1991, between the Trust and FSC, the Trust executes and delivers this Exhibit with respect to the Class T Shares of Federated Capital Income Fund, Federated Fund for U.S Government Securities and Federated Muni and Stock Advantage Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2017.

FEDERATED INCOME

SECURITIES TRUST

By: _/s/J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Paul A. Uhlman

Name: Paul A. Ulhman

Title: President